EXHIBIT 99.1

BOSTON COMMUNICATIONS GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

Woburn, MA – February 3, 2004 - Boston Communications Group, Inc. (Nasdaq: BCGI) today announced that its consolidated GAAP net income for the fourth quarter ended December 31, 2003 totaled $4.5 million, or $0.24 per share, including $1.0 million, or $0.03 per share after taxes in legal charges for the Freedom Wireless lawsuit. This was the fourth consecutive quarter of record breaking earnings, and represented a 135% increase over net income of $1.9 million, or $0.11 per share, for the fourth quarter of 2002. Total revenues for the fourth quarter increased 24% to $26.2 million from $21.1 million in the fourth quarter of 2002 but decreased by $1.3 million, or 5% sequentially, from the third quarter of 2003.

For the full year ended December 31, 2003, bcgi reported record GAAP net income of $16.1 million, or $0.87 per share, which includes $4.0 million, or $0.13 per share after taxes, in legal charges. This increase is 381% higher than GAAP net income of $3.4 million, or $0.19 per share, for the year ended December 31, 2002, which included $0.15 per share in legal charges after taxes. These results reflect the Company’s continued gains from operating leverage and scale.

The increase in GAAP earnings for the three month period was principally driven by Billing and Transaction Processing Services (BTPS) revenues, which increased 38% over the same quarter in the prior year. The increase in earnings for the full year ended December 31, 2003 resulted principally from an increase of 61% in BTPS revenues to $94.5 million. bcgi’s record results were particularly notable as the Company continued its investment in product development, increasing its annual engineering, research and development expenditures 43% from $9.0 million in 2002 to $12.9 million in 2003, while maintaining this cost at about 12.5% of total revenues. Investments include enhanced features, functionality and new products to strengthen and diversify the Company’s business.

Billing and Transaction Processing Services Drives GAAP Earnings Gains

Billing and Transaction Processing Services, which include the Company’s Prepaid Wireless Services, Voyager Billing and Customer Care, and Payment Services businesses, generated revenues of $24.7 million in the fourth quarter of 2003. This represents a 38% increase over the fourth quarter of 2002 and was consistent with the third quarter of 2003. Gross margins on BTPS revenues improved to 78% compared to 73% in the fourth quarter of 2002 and 77% in the third quarter of 2003. The significant increase in gross margin compared to the 2002 fourth quarter was driven by higher revenues and the Company’s ongoing success in leveraging and managing resources. The increase in margin compared to the third quarter was attributable to a non-recurring reduction of certain expenses. Total prepaid wireless subscribers increased 217,000 from the third quarter to 3.79 million, 31% higher than December 31, 2002.

Total billed minutes of use decreased modestly during the quarter to 110 minutes per month per subscriber, but increased 5% over the same period in 2002.

After capital expenditures of $6.2 million in the fourth quarter, the Company generated free cash flow of $5.0 million, yielding $66.5 million in cash and investments at December 31, 2003. Free cash flow for the year was $11.4 million, driven by strong profits and is after annual capital expenditures of $33 million, which includes the purchase of the Company’s state-of-the-art data center in the first quarter.

“Our continued strong financial results are highlighted by our ongoing success in generating robust profits and free cash flow,” commented E. Y. Snowden, President and CEO. “Our long-term strategic focus and ongoing ability to prudently manage our costs resonate throughout our business. Additionally, strategic investments in research and development and other components of product development have successfully enabled us to leverage our core competencies for product enhancement and diversification opportunities. We expect that we will continue to invest at higher levels in research and development, as well as marketing initiatives as we launch and promote new products, applications and features in 2004. The investments we have made and will continue to make have led to many successes, including our multi-year contract with Nextel Communications Inc. (NASDAQ: NXTL), which we disclosed in an 8K filing today.

While net subscriber additions were ahead of the guidance we provided in October 2003, they were still lower than normal for a holiday period. As we expected, many carrier’s marketing strategies during the fourth quarter were focused on attracting and retaining postpaid subscribers in the wake of Wireless Local Number Portability, as well as next generation data applications. We believe these initiatives will continue to weigh on our seasonal prepaid subscriber additions during the first quarter of 2004. In addition to costs related to the new business we just announced, we also expect to invest in the development and promotion of exciting new products and enhancements, to be commercially launched early this year. Accordingly, we anticipate GAAP earnings will approximate $0.19 to $0.21 per share for the first quarter of 2004, including approximately $0.03 per share in estimated legal costs, primarily to defend the Freedom Wireless lawsuit. We enter 2004 well positioned to achieve our diversification plans while continuing to prove the competitive advantages of our services and platform. We remain focused and committed to executing on the long-term success of bcgi.”

Roaming Services Business Discontinued

As industry consolidation and other changes in the fundamentals of inter-carrier roaming have evolved, the environment for our ROAMERplus business has changed significantly over the past few years. As a result, the Company has announced that it is winding down this business with final shutdown anticipated to be completed in the first half of 2004. There are no material costs expected to be recorded for the closure of this business and upon final shutdown it will be reported as a discontinued operation.

Conference Call

The Company will be holding a conference call and webcast at 5:00PM on Tuesday, February 3rd, 2004 to discuss results for the period ended December 31, 2003 and management’s outlook. The Company’s President and CEO, E.Y. Snowden, and Chief Financial Officer, Karen A. Walker, will host the call. Parties interested in listening to the call should dial 1-800-423-5972 at least 10 minutes prior to the start of the call. For those unable to participate at the designated time, a replay will be available for one year following the call via telephone at 1-800-642-1687 (conf id 4951184) and on the web at www.bcgi.net.

ABOUT THE COMPANY

Boston Communications Group, Inc. (NASDAQ: BCGI), an S&P Small Cap 600 Index company and Russell 2000 Index company, is a leader in transaction processing solutions for real-time wireless subscriber management, payment services, billing and customer care. Through these solutions, bcgi delivers prepaid and postpaid billing, wireless account recharge and mobile commerce. Founded in 1988, bcgi provides solutions to carriers through a combination of its industry-leading, proprietary software applications, world-class infrastructure and data centers, expertise in telecommunications platform integration, and flexible implementation models. bcgi provides one or more of its solutions to more than 100 wireless operators worldwide, including five of the top six U.S. carriers. Please visit the bcgi Web site at http://www.bcgi.net.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties including statements regarding earnings per share estimates and estimates of future legal expenses. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the important factors that would cause actual results to differ materially from those indicated by such forward looking statements are the loss of a customer or certain of their markets, specifically, Verizon Wireless and Cingular Wireless who represented 51% and 23%, respectively, of the Company’s consolidated revenues for the year ended December 31, 2003, or greater than expected pricing reductions from major carrier customers, network outages that can cause reductions in revenue due to penalty clauses contained in certain of our carrier customer contracts, an unfavorable judgment in the Freedom Wireless suit which could result in substantial damages and could significantly restrict bcgi’s ability to conduct business, as well as the others factors that may affect future operating results detailed in bcgi’s quarterly report on Form 10-Q for the quarter ended September 30, 2003 and annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Contact Information:

Email inquiries – investor_relations@bcgi.net

FRB | Weber Shandwick:

Alison Ziegler, General Inquiries (212) 445-8432

Peter Seltzberg, Investor Inquiries (212) 445-8457

BOSTON COMMUNICATIONS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	12/31/03	12/31/02	12/31/03	12/31/02
	(Unaudited)		(Audited)
Revenues:
Billing and transaction processing services	$24,655	$17,882	$94,495	$58,864
Roaming services	629	1,207	3,404	6,224
Prepaid systems	902	2,031	5,292	5,772

	26,186	21,120	103,191	70,860
Expenses:
Cost of billing and transaction processing services revenues	5,433	4,899	22,212	16,994
Cost of roaming services revenues	709	1,175	3,389	5,890
Cost of prepaid system revenues	644	800	2,788	2,535

Total cost of revenues	6,786	6,874	28,389	25,419

Gross margin	19,400	14,246	74,802	45,441

Engineering, research and development	3,308	2,651	12,904	9,014
Sales and marketing	1,386	1,365	6,087	4,447
General and administrative	1,779	1,704	7,654	6,078
General and administrative – legal expense (1)	1,000	998	3,990	4,295
Depreciation and amortization	4,999	4,682	19,336	17,558

Total operating expenses	12,472	11,400	49,971	41,392
Operating income	6,928	2,846	24,831	4,049
Interest income	289	338	1,214	1,552

Income before income taxes	7,217	3,184	26,045	5,601
Provision for income taxes	2,742	1,279	9,901	2,245

Net income	$4,475	$1,905	$16,144	$3,356

Basic Net Income Per Share:
Net income	$.25	$.11	$.90	$.20

Weighted average common shares outstanding	18,247	17,236	17,984	17,134

Diluted Net Income Per Share:
Net income	$.24	$.11	$.87	$.19

Weighted average common shares outstanding	18,516	18,053	18,663	17,637

Notes to Condensed Consolidated Statements of Operations:

(1)	General and administrative – legal expenses consists primarily of legal fees to defend the patent infringement suit brought by Freedom Wireless.

SEGMENT INFORMATION

($ in thousands)

(Unaudited) Quarter ended December 31,	Billing and Transaction Processing Services	Prepaid Systems	Roaming Services	Total
2003
Revenues	$24,655	$902	$629	$26,186

Gross margin	19,222	258	(80)	19,400

Gross margin percentage	78%	29%	(13)%	74%

2002
Revenues	$17,882	$2,031	$1,207	$21,120

Gross margin	12,983	1,231	32	14,246

Gross margin percentage	73%	61%	3%	67%

(Audited) Year ended December 31,	Billing and Transaction Processing Services	Prepaid Systems	Roaming Services	Total
2003
Revenues	$94,495	$5,292	$3,404	$103,191

Gross margin	72,283	2,504	15	74,802

Gross margin percentage	76%	47%	0%	72%

2002
Revenues	$58,864	$5,772	$6,224	$70,860

Gross margin	41,870	3,237	334	45,441

Gross margin percentage	71%	56%	5%	64%

[BCGI LETTERHEAD APPEARS HERE]

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands and audited)

ASSETS	December 31,
	2003	2002
Current assets:
Cash and short-term investments	$66,513	$55,075
Accounts receivable, net of allowance for billing adjustments and doubtful accounts of $878 in 2003 and $966 in 2002	18,386	15,739
Prepaid expenses and other assets	2,800	2,328
Deferred income taxes	1,260	1,603

Total current assets	88,959	74,745

Property and equipment, net	58,638	44,896

Goodwill and other assets	6,994	5,114

Total assets	$154,591	$124,755

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$18,755	$19,564

Total current liabilities	18,755	19,564

Non-current liabilities:
Accrued pension liability	632	—
Deferred income taxes	7,003	3,452

Total non-current liabilities	7,635	3,452

Shareholders’ equity:
Common stock and additional paid-in capital	110,971	100,653
Retained earnings	17,230	1,086

Total shareholders’ equity	128,201	101,739

Total liabilities and shareholders’ equity	$154,591	$124,755

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